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                                                                    EXHIBIT 10.3

                               SEVERANCE AGREEMENT

      THIS SEVERANCE AGREEMENT (the "Agreement") is made this 20 day of April, 2004 and shall become effective (the "Effective Date") upon the Closing (as defined in the Merger Agreement dated April 20, 2004 between Omega Financial Corporation and Sun Bancorp, Inc. (the "Merger Agreement")), by and between OMEGA FINANCIAL CORPORATION, a corporation organized under the laws of Pennsylvania ("Employer") and SANDRA MILLER, an individual ("Employee").

                                   BACKGROUND

      Effective as of the Effective Date, Employer is employing Employee in the position of Senior Vice President, Head of Sales/Marketing/Human Resources. In consideration of Employee's services to Employer, Employer desires to provide for the payment of certain compensation and other benefits to Employee upon the occurrence of certain events, all as more fully set forth below.

      In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

      1. Term. The term of this Agreement shall commence on the Effective Date and shall continue until October 23, 2004 (the "Initial Term"), unless renewed or unless terminated earlier, as hereinafter provided. During the Initial Term of this Agreement, the Board of Directors of Employer shall review and monitor the performance of Employee, and prior to the end of Initial Term of this Agreement, i.e., prior to October 23, 2004. If the Board concludes that it does not wish to extend the term of this Agreement beyond the expiration of the Initial Term, the Board shall so notify Employee, in which event this Agreement shall terminate at the end of the Initial Term. In default of such notice by the Board of Directors, the Initial Term of this Agreement shall automatically be extended for another two (2) years so that the Term of this Agreement shall then end on October 23, 2006. Thereafter, the term of this Agreement shall continually be extended for successive renewal terms of one (1) year each unless the Board of Directors notifies Employee prior to the end of the first 12-month period of each such renewal term that it does not wish to extend the term of this Agreement beyond the expiration of the then current two (2) year term, in which event this Agreement shall terminate at the expiration of the then current term. Hereafter in this Agreement, the Initial Term, plus all successive renewal terms, shall be collectively referred to as the "Term." At no time shall the current Term of this Agreement be for a period in excess of two (2) years.

      Anything in this Agreement to the contrary notwithstanding, this Agreement and the Term, if not previously terminated by the Board of Directors as set forth above, shall terminate on the earliest of the following dates: (a) the date Employee dies or becomes permanently disabled (i.e., upon her failure to render services of the character which she had previously rendered to Employer, because of her physical and mental illness or other incapacity beyond her control for a continuous period of six months (or for shorter periods aggregating six months in any twelve month period); (b) termination of Employee's employment with Employer for Cause

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(as hereinafter defined); (c) upon mutual agreement of Employer and Employee;
(d) subject to Section 2 hereof, termination by retirement or otherwise; or (e) upon the Employee reaching sixty-five (65) years of age. In the event the Employee's employment with Employer is terminated during the Term other than as set forth in Section 2 hereof, the Employee shall have no rights or benefits under this Agreement. For purposes of this Agreement, the term "Cause" shall mean (i) conviction of Employee for any felony, fraud or embezzlement or (ii) Employee failing or refusing to comply with the written policies or directives of Employer's Board of Directors or the Employee being guilty of misconduct in connection with the performance of her duties for Employer and the Employee fails to cure such non-compliance or misconduct within twenty (20) days after receiving written notice from Employer's Board of Directors specifying such non-compliance or misconduct.

      2. Termination. If during the Term, Employee's employment with Employer is terminated as set forth below, Employer will pay to Employee the amounts set forth in Sections 3 and 4 hereof and Employee shall be entitled to the benefits set forth in Section 4 hereof:

            (a) Employer terminates Employee's employment with Employer without Cause; or

            (b)   the Employee terminates Employee's employment with Employer
(a) for any reason, whether with or without Cause, at any time within two (2) years after a Change in Control of Employer (as defined hereinafter), or (b) due to the fact that without Employee's consent and whether or not a Change in Control of Employer has occurred, the nature and scope of Employee's authority with Employer or the surviving or acquiring person are materially reduced to a level below that which she enjoys on the date hereof, the duties or responsibilities assigned to her are materially inconsistent with that which she has on the date hereof, her then current base annual salary is materially reduced to a level below that which she enjoys on the date hereof or at any time hereafter (whichever may be greater), the fringe benefits which Employer provides Employee on the date hereof or at any time hereafter (whichever may be greater) are materially reduced, Employee's position or title with Employer or the surviving or acquiring person is reduced from her current position or title with Employer, or Employee's principal place of employment with Employer is changed to a location greater than ninety (90) miles from her current principal place of residence, provided, however, that for any termination by Employee under this clause, (b) the Employee shall have first given Employer ten (10) days' written notice of her intention to terminate her employment pursuant to this subsection (ii), specifying the reason(s) for such termination, and provided further, that Employer shall not have cured or remedied the reason(s) specified in such notice prior to the expiration of such ten(10) day period.

      For the purposes of this Agreement, a "Change in Control of Employer" shall mean a change in control of Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as enacted and in force on the date hereof, whether or not Employer is subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any persons, other than those persons in control of Employer on the date hereof, acquires the power, directly or indirectly, to direct the management or policies of Employer or to vote twenty-five percent (25%) or more of any class of voting

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securities of Employer; or (ii) within any period of three (3) consecutive years during the Term of this Agreement, individuals who at the beginning, of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof.

      3.    Compensation Payments to Employee. Commencing not later than thirty
(30) days after the date that Employee's employment with Employer is terminated pursuant to Section 2 hereof (the "Termination Date") and subject to Employee's compliance with Section 8 hereof, Employer shall pay annual compensation to Employee for a period of three years following the Termination Date at a per annum rate equal to one hundred percent (100%) of the amount of the Employee's Highest Annual Compensation during the three (3) calendar years ending prior to the Termination Date (the "Measurement Period"). For purposes of this Agreement, the term "Highest Annual Compensation" shall mean the Employee's highest annual cash compensation during the Measurement Period, including cash bonuses under Employer's bonus plans, but excluding other fringe benefits. Employer agrees that it will make the payments due under this Section 3 on the first day of each month following the Termination Date in an amount equal to 1/12 of 100% of Employee's Highest Annual Compensation. The payments and benefits required by Sections 3 and 4 hereof shall continue despite the fact that, after the Termination Date, the Term of this Agreement may have expired pursuant to
Section 1. The payments required by this Section 3 shall not be offset or reduced by any income or earnings received from any other employment or other activity the Employee may engage in during such three year period. Employee shall have no duty to mitigate damages.

      4. Other Benefits. In addition to the compensation set forth in Section 3 hereof, Employee shall be entitled to receive benefits from Employer as set forth in this Section 4. For the periods set forth below, following the Termination Date, Employee shall be entitled to participate in the following programs of Employer:

            (a) All medical, hospitalization and life insurance benefits shall be continued for a period of three years except that should subsequent employment be accepted during the three (3) year period following the Termination Date, continuation of any medical, hospitalization and life insurance benefits will be offset by coverages provided through the Employee's subsequent employer.

            (b) If not paid by a new employer, for a period of one (1) year following the Termination Date, reimbursement for all reasonable relocation expenses incurred by Employee in connection with securing new employment; provided, however, in no event shall Employer be obligated to reimburse Employee hereunder in excess of 1/3 of her Highest Annual Compensation.

      5. Withholding. Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      6. Source of Payment. Except as set forth in Section 14 hereof, all payments provided under this Agreement shall be paid in cash from the general funds of Employer, no special or separate fund shall be required to be established by Employer and the Employee shall have no right, title or interest whatsoever in or to any investment which Employer may make to

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aid Employer in meeting its obligations hereunder. Nothing contained in this
Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Employer and Employee or any other person.

      7. (a) No Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee or her legal representatives without Employer's prior written consent.

            (b) Attachment. Except as required by law, the right to receive payments under this Agreement shall not be subject to anticipation, sale, encumbrance, charge, levy, or similar process or assignment by operation of law.

      8. Confidentiality and Non-Competition. All payments to Employee under this Agreement shall be subject to Employee's compliance with the provisions of this Section 8. If Employee fails to comply with such provisions, her right to any future payments under this Agreement shall terminate and Employer's obligations under this Agreement to make such payments and provide such benefits shall cease.

            (a) Employee covenants and agrees that she will not , during the Term of her employment and at any time thereafter, except with the express prior written consent of Employer or pursuant to the lawful order of any judicial or administrative agency of government, directly or indirectly, disclose, communicate or divulge to any person, or use for the benefit of any person, any knowledge or information, with respect to the conduct or details of Employer's business which she, acting reasonably, believes or should believe to be of a confidential nature and the disclosure of which would not to be in Employer's interest.

            (b) Employee covenants and agrees that she will not, during the Term of her employment and for a period of one (1) year thereafter, except with the express prior written consent of Employer, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any person to engage in any act or action which she, acting reasonably, believes or should believe would be harmful or inimical to the interests of Employer.

            (c) Employee covenants and agrees that she will not, during the Term of her employment and for a period of one (1) year thereafter, except with the express prior written consent of Employer, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for her own account or for the benefit of any person, engage or participate in or otherwise be connected with any activity in which the Corporation, Omega Bank, N.A. (the "Bank") or any of their subsidiaries or affiliates are engaged during the term of Employee's employment, in any county in which, at any time during Employee's employment with the Corporation, the Bank or their subsidiaries or affiliates or on the Termination Date, a branch, office or other facility of the Corporation, Bank or any of their subsidiaries or affiliates is located, including counties located outside the Commonwealth of Pennsylvania except that the foregoing shall not prohibit Employee from owning as a shareholder less than 1% of the outstanding stock of an issuer whose stock is publicly traded.

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            (d)   The parties agree that any breach by Employee of any of the covenants or agreements contained in this Section 8 will result in irreparable injury to Employer for which money damages could not adequately compensate Employer and therefore, in the event of any such breach, Employer shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Employee and/or any other person involved therein from continuing such breach. The existence of any claim or cause of action that Employee may have against Employer or any other person (other than a claim for Employer's breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants. In the event of an alleged breach by Employee of any of the covenants or agreements contained in this Section 8, Employer shall continue any and all of the payments due Employee under this Agreement until such time as a court shall enter a final and non-appealable order finding such a breach; provided, however, that the foregoing shall not preclude a court from ordering Employee to repay such payments made to her for the period after the breach is determined to have occurred or from ordering that payments hereunder be permanently terminated in the event of a material and willful breach.

            (e) If any portion of the covenants or agreements contained in this Section 8, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 8 is held unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration, and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

            (f) For purposes of this Section 8, the term "Employer" shall include Employer, any successor to Employer under Section 9 hereof, and all present and future direct and indirect subsidiaries and affiliates of Employer.

      9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Employer which may acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Employer, and shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing in the Agreement shall preclude Employer from consolidating or merging into or with or transferring all or substantially all of its assets to another person. In that event, such other person shall assume this Agreement and all obligations of Employer hereunder. Upon such consolidation, merger or transfer of assets and assumption, the "Employer" as used herein, shall mean such other person and this Agreement shall continue in full force and effect.

      10. Waivers Not to be Continued. Any waiver by a party of any breach of this Agreement by another party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

      11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed,

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certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice:

                  If to Employee, to:

                  Sandra Miller
                  c/o Omega Financial Corporation
                  366 Walker Drive
                  P. O. Box 298
                  State College, Pennsylvania 16804-0298

                  If to Employer, to:

                  Omega Financial Corporation
                  366 Walker Drive
                  P. O. Box 298
                  State College, Pennsylvania 16804-0298
                  Attention:  Board of Directors

                  In all cases with a copy to:

                  Blank Rome LLP
                  One Logan Square
                  Philadelphia PA 19103-6998
                  Attention:  Frederick D. Lipman, Esquire

and to such other party or additional person or persons as either party shall have designated to the other party in writing by like notice.

      12. Jurisdiction. Employer and Employee consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Central District of Pennsylvania in any and all actions arising hereunder.

      13. Acceleration. If Employer fails to pay Employee any of the amounts due her under Sections 3 or 4 hereof, or fails to provide any of the benefits due to Employee under Section 4 hereof, which nonpayment or nonprovision shall continue for thirty (30) days after Employer receives written notice from Employee of such failure to pay or provide benefits, as the case may be, the Employee shall have the right to accelerate future payments of all sums due Employee under Section 3 hereof, without discount.

      14.   Security.

            (a) In order to secure Employer's obligations to Employee under this Agreement, Employer shall, if and when requested by the Employee, cause a reputable bank acceptable to Employee to issue a Letter of Credit, in the face amount of at least the sum of three (3) times Employee's current base annual salary on the date hereof plus $50,000 and substantially in the form attached hereto as Exhibit "A" ("Letter of Credit:), to be issued to the Employee as beneficiary, or in lieu thereof, establish a mutually acceptable escrow arrangement.

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The Letter of Credit shall not expire sooner than one (1) year after the date of its issuance. Employer shall maintain the Letter of Credit in effect at all times during the Term and any other period of time during which Employee is entitled to any compensation or benefits under either Section 3 or 4 hereof by means of securing renewals of the Letter of Credit from the same bank of by securing a new Letter of Credit from some other reputable bank acceptable to Employee.

            (b) Employee agrees that she will not present a draft under the Letter of Credit for payment unless she shall have first made written demand on Employer for direct payment of the amount sought and Employer shall not have made full payment in cash to the Employee as required by this Agreement within thirty (30) days after the date of delivery of the written demand. Employee shall not draw any funds under the Letter of Credit in respect of costs or expenses already reimbursed to her by Employer.

      15. Indemnity. If Employer fails to pay Employee any of the amounts due her under Sections 3 or 4 hereof or fails to provide Employee with any of the benefits due her under Section 4 hereof, thirty (30) days after having received written notice from Employee of such failure, the Employee shall be entitled to full reimbursement from Employer for all costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred by Employee in enforcing her rights under this Agreement.

      16.   General Provisions.

            (a) Each of Employer's obligations and liabilities hereunder shall not be affected or impaired by the unenforceability, invalidity, or illegality of any other term, condition, covenant, obligation or agreement under this Agreement, whether under the National Bank Act or otherwise.

            (b) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements between the parties including, without limitation, the Employment Agreement dated October 24, 2002 between Employee and Sun Bancorp, Inc. as amended to the Effective Date which Employee agrees is hereby terminated. Employee hereby waives any and all rights she may have under such employment agreement including, without limitation, under Sections 6, 7, 8 and 15 thereof. No amendment, supplement, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, supplement, waiver or termination hereof executed by Employer and Employee shall be binding upon them and upon all other persons, without the necessity of securing the consent of any other person and no person shall be deemed to be a third party beneficiary under this Agreement.

            (c) This Agreement shall not limit or infringe upon the right of Employer to terminate the employment of Employee at any time for any reason, nor upon the right of Employee to terminate her employment with Employer.

            (d) The term "person" as used in this Agreement means a natural person, joint venture, corporation, limited liability company, sole proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legally cognizable entity.

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            (e)   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

            (f) No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other of further exercise thereof or the exercise of any other rights, power or remedy.

            (g) The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

            (h) This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed solely in the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Severance Agreement as of the date first above written.

                                            EMPLOYER:

                                            OMEGA FINANCIAL CORPORATION

Attest: /s/  Donita R. Koval                By: /s/  David B. Lee
        --------------------------------        -------------------------------
        Name: Donita R. Koval                   Name:  David B. Lee
        Title:Exec. Vice President & COO        Title: Chairman, President & CEO

                                            EMPLOYEE:

Witness: /s/    Karen E. Gaugler             /s/ Sandra J. Miller
         -------------------------------    -----------------------------------
         Name:  Karen E. Gaugler            Sandra Miller